Exhibit 19.3

QUINSTREET, INC.

RULE 10b5-1 TRADING PLAN GUIDELINES AND FAQS

Section 10(b) of, and Rule 10b-5 under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibit “insider trading,” generally defined as buying or selling securities while in possession of material, non-public information. Rule 10b5-1 provides an affirmative defense to allegations of insider trading where the trading takes place under a trading plan that meets the requirements of Rule 10b5-1 (a “Trading Plan”). The purpose of these Guidelines is to remind potential users of Trading Plans of some of the requirements of Rule 10b5-1 and to set forth QuinStreet’s processes with respect to Trading Plans.

QuinStreet’s directors and officers (each, a “D&O Participant”) and all other QuinStreet employees and stockholders (the “Other Participants”) are eligible to adopt a Trading Plan. All Trading Plans entered into and any amendments, modifications, suspensions or terminations of a Trading Plan must comply with Rule 10b5-1 of the Exchange Act, these Guidelines, QuinStreet’s Policy Against Trading On The Basis of Inside Information (the “Insider Trading Policy”), QuinStreet’s Trading Window and Trade Pre-Clearance Policy (the “Trade Window Policy”) and any other applicable QuinStreet policy.

Rule 10b5-1 Requirements. In general, to secure the benefits of Rule 10b5-1, a person must enter into a Trading Plan at a time when the person is not in possession of material, nonpublic information and during an “open” trading window, as further explained below and in the Trade Window Policy. Additionally:

1.
At the time of adoption, each Trading Plan must include a representation by the participant certifying that (i) such participant is not in possession of material non-public information about QuinStreet or its securities, and (ii) the participant is adopting the Trading Plan in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5 of the Exchange Act.

2.
The Trading Plan must specify (a) the number of shares to be sold, (b) the price at which the shares are to be sold and (c) the date on which the shares are to be sold; or, alternatively, provide a written formula or algorithm for determining each of these elements (a)-(c). Sales then must be made pursuant to the Trading Plan (i.e., the Trading Plan must be executed without, and the broker cannot act on, further instructions or influence of the participant establishing the Trading Plan). Additionally, the participant establishing the Trading Plan cannot enter into or alter any hedging transaction related to the shares subject to the Trading Plan.

3.
QuinStreet Stock Administration must be notified in writing at 10b5-1@quinstreet.com at least five business days in advance of any proposed adoption, amendment, modification, suspension or termination of a Trading Plan.

4.
The Trading Plan must be in writing and signed by the participant establishing the plan, with a copy promptly provided to QuinStreet.

These Guidelines provide only partial summaries of Rule 10b5-1's requirements. Persons looking to establish Trading Plans should work with their brokers and their own legal counsel as appropriate to confirm that they are in compliance with Rule 10b5-1 specifically and applicable law generally. QuinStreet Stock Administration and QuinStreet Legal are available to assist stockholders in implementing Trading Plans but cannot act as advisors or quality assurance personnel with respect to Trading Plans specifically or compliance with law generally. QuinStreet may publish from time to time frequently asked questions and other content related to these Guidelines.

Frequently Asked Questions (FAQs)

Q1
What information is required in a Trading Plan? Required information includes: the number of shares — which can be some or all of the shares under an equity award as such shares vest; the selling price — generally expressed as a minimum price at which the shares can be sold; the date on which the sales will occur — generally when shares vest and the price meets the target minimum; and that you will not have influence over trades of shares covered by the Trading Plan once it’s in place.
Q2
Who may adopt a Trading Plan? Any stockholder. QuinStreet will only be involved in establishing Trading Plans for employees and non-employee directors (or trustees of trusts held for the benefit of family members of employees and non-employee directors).
Q3
Must I use a particular broker for my Trading Plan? Employees must establish their Trading Plans with E*Trade unless QuinStreet Stock Administration grants an exception to use another broker.
Q4
When may Trading Plans be adopted? Trading Plans may only be adopted (a) during an “open” trading window under the Trade Window Policy and (b) only when the person adopting the Trading Plan is not in possession of material, non-public information. For further information on what constitutes material, non-public information, please see the Insider Trading Policy.
Q5
How long should a Trading Plan remain in effect? Trading Plans should generally have a term of not less than one year.
Q6
Must I place all of my QuinStreet securities in a Trading Plan? No. However, all trades of QuinStreet securities outside of a Trading Plan are subject to the Insider Trading Policy and the Trade Window Policy.
Q7
May I have more than one Trading Plan in effect at a time? Generally speaking, a person may only have one Trading Plan in effect at any time, subject to limited exceptions, including the following, each of which is subject to pre-approval by QuinStreet Stock Administration:
(a)
Replacement Plan. A participant may adopt a new Trading Plan to replace an existing Trading Plan before the scheduled termination date of such existing Trading Plan so long as the first scheduled trade under the new Trading Plan does not occur until after all trades under the existing Trading Plan are completed or expire without execution (subject to any Cooling-Off Periods, as defined below).
(b)
Multiple Brokers. A series of separate contracts with different brokers to execute trades under a Trading Plan may be treated as a single plan, provided that the contracts taken together meet the conditions under Rule 10b5-1, and, provided further that any amendment of one contract is treated as an amendment of each other contract under the plan.
(c)
Separate Legal Entities. A separate Trading Plan may be established for a participant’s trust or other entity if that trust or other entity is considered a separate legal entity (i.e., not a personal revocable trust).
Q8
When does my Trading Plan go into effect? Each Trading Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”).
(a)
For D&O Participants, each Trading Plan must specify that trades may not execute under the Trading Plan until the later of (a) 90 days after the date of adoption or amendment of the Trading Plan and (b) 2 business days following QuinStreet’s filing of a quarterly or annual report covering the financial reporting period in which the Trading Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the Trading Plan.
(b)
For all Other Participants, each Trading Plan must specify that trades may not execute under the Trading Plan for a period of at least 30 days after the date of adoption or amendment of the Trading Plan.
Q9
May I suspend, amend or terminate an existing Trading Plan? We require Trading Plans to include a provision allowing QuinStreet to suspend the Trading Plan upon notice and request by QuinStreet to the individual or to the broker if any proposed trade (a) fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144) or (b) could reasonably be expected to create material adverse consequences for QuinStreet (e.g., in the event of M&A activity or other strategic events). Trading Plans may have provisions automatically suspending the Trading Plan in the event that (i) QuinStreet becomes the target of an acquisition, (ii) the plan holder files for bankruptcy, or (iii) in the event of the death of the plan holder. Plans suspended as a result of QuinStreet becoming target of an acquisition may be reinstated on instruction from QuinStreet if the circumstances causing the suspension have ceased. Other than that, you may only terminate a Trading Plan (a) during an open trading window under the Trade Window Policy and (b) when you are not in possession of material, non-public information, and such termination must include a representation to that effect. You may only amend or suspend a Trading Plan with pre-approval from QuinStreet Stock Administration.
Q10
How long must I wait between the expiration or termination of one Trading Plan and the adoption of a new Trading Plan? There is no specific period that must elapse between the expiration or termination of one Trading Plan and the adoption of another Trading Plan, subject to the Cooling-Off Period and the prohibitions against multiple overlapping Trading Plans. Please note, however, that regardless of when the old Trading Plan expired or was terminated, you will only be able to adopt a new Trading Plan during an open trading window under the Trade Window Policy and otherwise subject to compliance with these Guidelines. If a Company Insider (as defined in the Insider Trading Policy) terminates a Trading Plan prior to its stated duration, however, such Company Insider may not trade in QuinStreet securities (other than pursuant to another Trading Plan already in place) for a period of at least 30 days following such termination; provided, however, that any trades following such termination shall comply with QuinStreet’s Insider Trading Policy and Trade Window Policy. If an existing Trading Plan is terminated early and another Trading Plan is already in place, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the effective Cooling-Off Period following the termination of the earlier Trading Plan.

Q11
What is the limitation on “Single-Trade Plans”? In any 12-month period, you are limited to one “single-trade plan” — i.e., a Trading Plan designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. The following does not constitute a single-trade plan: a Trading Plan that gives discretion to an agent over whether to execute the Trading Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the Trading Plan’s adoption and might reasonably result in multiple transactions.
Q12
How Do I Adopt a Trading Plan? Please have E*Trade (or the broker approved by QuinStreet Stock Administration, if applicable) provide their form of trading plan to QuinStreet at 10b5-1@quinstreet.com. You will need to develop the schedule of shares you wish to sell under the Trading Plan. QuinStreet Stock Administration will review the schedule of shares to be sold. Once that review is complete, and you are ready to execute your Trading Plan, please email an execution copy to 10b5-1@quinstreet.com. Please allow at least five business days for execution of your Trading Plan.

Adopted on July 30, 2024